Alphatec Holdings Announces Sale of International Business to Globus Medical
Cash proceeds of $80 million to substantially reduce Company’s outstanding debt, allow for continued investment in commercialization and expansion of U.S. business
CARLSBAD, Calif., July 26, 2016 -- Alphatec Holdings, Inc. (Nasdaq: ATEC), the parent company of Alphatec Spine, Inc., a global provider of spinal fusion technologies, announced today that it has entered into a definitive agreement with Globus Medical (NYSE: GMED), a leading musculoskeletal implant manufacturer, whereby Globus will acquire Alphatec’s international operations and distribution channel for a purchase price of $80 million. As part of the transaction, Globus has also agreed to provide Alphatec a five-year senior secured credit facility of up to $30 million.
Alphatec expects to use portions of the cash consideration to pay down approximately $69 million of existing debt and debt-related costs. The new term loan from Globus, in conjunction with a planned revolving line of credit from MidCap Financial, provides the company with sufficient liquidity and appropriate financing to successfully support Alphatec’s transition to a U.S. market based company.
Under the terms of the agreement, Globus will acquire Alphatec’s international distribution operations and agreements, including Alphatec’s wholly-owned subsidiaries in Japan and Brazil and substantially all of the assets of Alphatec’s remaining international business, including its sales operations in the United Kingdom and Italy. This transaction includes a supply agreement through which Alphatec will supply its products to Globus for up to five years. Alphatec will agree to not compete in the international market for the term of the supply agreement plus an additional two years.
“This transaction will provide Alphatec with a stronger balance sheet, better capital structure and improved cash resources. This enhanced liquidity will enable the company to support the continued expansion in the U.S. of our Arsenal™ Degenerative System, Arsenal Deformity System, Battalion™ Universal Interbody System and the launches of our new Battalion Lateral System and XYcor® Expandable Spinal Spacer System, both of which we expect to launch later this year. We estimate that the U.S. constitutes nearly 65% of the world’s spinal fusion market,” said Jim Corbett, President and Chief Executive Officer of Alphatec Spine. “I would like to acknowledge and thank our great team of employees who have built a strong international business, and I am confident that our international employees will continue to thrive under Globus’ leadership.”
As Alphatec realigns its business to focus solely on the U.S. market, the company anticipates reducing its operating expenses by $20 million over the next two years, reflecting the needs of a U.S.-centric organization. In addition, the company expects that its stronger liquidity and financial foundation can support annual capital instrument investments of approximately $10 million. These investments will be used to drive the commercial expansion of its new product lines, which are expected to contribute substantially to its planned growth profile.
The closing is contingent on a number of conditions, including the entry into credit agreements involving the company’s lender, MidCap Financial, and Globus. The parties expect the closing of the acquisition to occur by October 2016 following satisfaction of the applicable closing conditions. Alphatec intends to host an investor conference call following the closing of the transaction during which it expects to offer additional expectations for the business.
Mr. Corbett commented, “We are grateful to the teams at MidCap Financial and Deerfield and appreciate the continued support that our financial partners have provided to Alphatec.”
Latham & Watkins LLP served as legal advisor to Alphatec in this transaction.

About Alphatec Spine
Alphatec Spine, Inc., a wholly owned subsidiary of Alphatec Holdings, Inc., is a global medical device company that designs, develops, manufactures and markets spinal fusion technology products and solutions for the treatment of spinal disorders associated with disease and degeneration, congenital deformities and trauma. The Company's mission is to improve lives by delivering advancements in spinal fusion technologies. The Company and its affiliates market products in the U.S. and internationally via a direct sales force and independent distributors.
Additional information can be found at www.alphatecspine.com.

About Globus Medical
Globus Medical, Inc. is a leading musculoskeletal implant company based in Audubon, PA. The company was founded in 2003 by an experienced team of professionals with a shared vision to create products that enable surgeons to promote healing in patients with musculoskeletal disorders. Additional information can be accessed at www.globusmedical.com.

Forward Looking Statements
The Company cautions you that statements included in this Current Report on Form 8-K that are not a description of historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management's current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The Company cautions you that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors. Forward looking statements include the references to the timing and likelihood of the closing occurring and the expected amount of debt repayments using the closing payment. The important factors that could cause actual operating results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to: the Company’s and the buyer’s ability to satisfy the conditions to closing for the proposed transaction on the anticipated timeline or at all; the Company’s ability to execute on its business plan and conduct its business in the ordinary course between signing of the Purchase Agreement and the closing; disruption of the Company’s business and diversion of its management’s time and attention in order to transition the international business and close the transaction; the Company’s ability to reduce its operating expenses by $20 million over the next two years; the Company not realizing the full economic benefit from the transaction, including as a result of indemnification claims under the definitive agreement and the retention by the Company of certain liabilities associated with the international business; the Company’s ability to meet its obligations under the supply agreement; the uncertainty of success in developing new products or products currently in the Company’s pipeline, including the products discussed in this press release; and other risks detailed in the Company’s public periodic filings with the U.S. Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the Company undertakes no obligation to revise or update this report to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT: Investor/Media Contact:
Christine Zedelmayer
Investor Relations
Alphatec Spine, Inc.
(760) 494-6610
czedelmayer@alphatecspine.com